Exhibit 8.1

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

May 3, 2024

Broadstone Net Lease, Inc.

207 High Point Drive

Suite 300

Victor, New York 14564

Re: Broadstone Net Lease, Inc.

Ladies and Gentlemen:

We have acted as counsel to Broadstone Net Lease, Inc., a Maryland corporation (the “Company”) and Broadstone Net Lease, LLC, a New York limited liability company (the “OP”), in connection with the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2024 (as so filed and together with the attachments thereto and all documents incorporated by reference therein and all amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), relating to (a) the possible issuance of up to 3,059,082 shares of common stock, par value $0.00025 per share (the “Common Stock”), of the Company (the “Redemption Shares”) to certain holders of units of non-managing membership interest in the OP upon tender of those units for redemption pursuant to their contractual rights and the possible resale from time to time of some or all of such Redemption Shares by the selling stockholders named in the Prospectus and (b) the possible resale from time to time of up to 1,873,741 shares of Common Stock held by such selling stockholders.

In connection with the filing of the Registration Statement, you have requested our opinion as to the qualification of the Company as a real estate investment trust (a “REIT”).

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the

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FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP	Broadstone Net Lease, Inc. May 3, 2024 Page 2

IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. We assume no obligation to advise you of any such subsequent changes. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinion set forth in this letter is also based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied on, certain written representations made by the Company and the OP with respect to certain factual matters through a certificate of an officer of the Company dated as of the date hereof (the “Officer’s Certificate” and together with the documents referred to in the preceding sentence, the “Reviewed Documents”).

In our capacity as counsel to the Company and the OP, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents, including the Registration Statement or the Officer’s Certificate. We consequently have relied upon the representations and statements of the Company and the OP as described in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. In this regard, we have assumed with your consent the following:

1.	all of the factual representations and statements set forth in the Reviewed Documents and the Officer’s Certificate are true, correct, and complete in all material respects as of the date hereof;

2.

any representation or statement in the Reviewed Documents and the Officer’s Certificate made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate in all material respects as of the date hereof, without such qualification;

3.	each agreement described in the Reviewed Documents is valid, binding and enforceable in accordance with its terms;

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4.

each of the obligations of the Company and its subsidiaries, as described in the Reviewed Documents and the Officer’s Certificate, has been or will be performed or satisfied in accordance with its terms;

5.

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

6.	any documents as to which we have reviewed only a form or draft were or will be duly executed without material changes from the form or draft reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Prospectus and the Officer’s Certificate) may adversely affect the conclusions stated herein.

Opinion

Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Registration Statement, the Prospectus, and the Officer’s Certificate, we are of the opinion that:

1.

the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2020, and the Company’s current organization and current and proposed method of operation (as described in the Registration Statement, the Prospectus, and the Officer’s Certificate) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2024, and future taxable years; and

2.

the statements in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize matters of U.S. federal income tax laws or legal conclusions with respect thereto, and subject to the limitations, qualifications and assumptions set forth therein, fairly summarize in all material respects the matters set forth therein.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state or local or non-U.S. tax issues. No opinion is expressed as to any matter not discussed herein. Furthermore, the Company’s qualification as a REIT will depend upon the Company’s meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We are rendering this opinion as of the date hereof and have not undertaken to review the Company’s

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compliance with these requirements, the Reviewed Documents or the assumptions set forth above on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, the diversity of its share ownership and such other requirements for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

This opinion is rendered only to you and is solely for your benefit in connection with the filing of the Registration Statement. This opinion may not be used for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the date hereof.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Fried, Frank, Harris, Shriver & Jacobson LLP in the Registration Statement under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fried Frank Harris Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP